Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128279

PROSPECTUS SUPPLEMENT NO. 6

(TO PROSPECTUS DATED OCTOBER 20, 2005,
AS SUPPLEMENTED DECEMBER 1, 2005, JANUARY 13, 2006, MARCH 1, 2006, MAY 4, 2006 AND SEPTEMBER 8, 2006)

LIFEPOINT HOSPITALS, INC.

$225,000,000

3.25% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2025
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

This prospectus supplement relates to resales by the selling securityholders of 3.25% Convertible Senior Subordinated Debentures due 2025 and the common stock issuable upon conversion of the Debentures (including preferred stock purchase rights attached to the common stock under our stockholder rights plan). We will not receive any proceeds from the offering of these securities by the selling securityholders.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, our prospectus dated October 20, 2005 and our prospectus supplements dated December 1, 2005, January 13, 2006, March 1, 2006, May 4, 2006 and September 8, 2006.

Investing in these securities involves risks. You should carefully review the discussion under the heading “Risk Factors” beginning on page 10 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 7, 2006

The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by adding the information below with respect to securityholders not previously listed in the prospectus or in any amendments or supplements thereto and superseding the information with respect to securityholders previously listed in the prospectus or any amendments or supplements thereto.

SELLING SECURITYHOLDERS

	Principal Amount of Debentures at Maturity		Number of Shares of Common Stock
	Principal Amount		Number of Shares	Percentage of
	of Debentures	Percentage of	of Common Stock	Outstanding Shares
	Beneficially Owned	Debentures	That May be	of Common
	and That May be Sold	Outstanding	Sold(1)	Stock(2)

Cincinnati Insurance Company	5,000,000	2.2%	81,672.5	*

*	Less than 1%.

(1)	The number of shares of our common stock issuable upon conversion of the Debentures assumes a selling securityholder would receive the maximum number of shares of common stock issuable in connection with the conversion of the full amount of Debentures held by such selling securityholder at the initial conversion rate of 16.3345 shares of our common stock per $1,000 in principal amount of the Debentures. Because we will pay cash in lieu of fractional shares upon conversion in accordance with the indenture, the total number of shares of common stock that may be sold as presented in this table may exceed the sum of the shares that each of the selling securityholders will hold upon conversion. The conversion rate and the number of shares issuable upon conversion of the Debentures may adjust under circumstances described under “Description of Debentures — Conversion Rights — Conversion Rate Adjustments.” Accordingly, the maximum number of shares of our common stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(2)	Calculated based on 57,364,259 shares of common stock outstanding on September 30, 2006. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of the holder’s debentures, but we did not assume conversion of any other holder’s debentures and we included any shares reported by the selling securityholder as being beneficially owned by such holder in addition to the registrable shares.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and you should not rely on any such information. The securities covered by this prospectus are not offered in any jurisdiction where offers to sell, or solicitations of offers to purchase, such securities are unlawful. You should not assume that the information in this prospectus, and the documents incorporated by reference herein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

LIFEPOINT HOSPITALS, INC.

3.25% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2025
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

PROSPECTUS SUPPLEMENT NO. 6

(TO PROSPECTUS DATED OCTOBER 20, 2005,
AS SUPPLEMENTED DECEMBER 1, 2005, JANUARY 13, 2006, MARCH 1, 2006, MAY 4, 2006 AND SEPTEMBER 8, 2006)

December 7, 2006